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                                                                   EXHIBIT 10.12

                                                          (BLUE NILE LETTERHEAD)

July 22, 2003

Ms. Terri Maupin
11524 Durland Avenue NE
Seattle, WA 98125

Dear Terri,

On behalf of Blue Nile, Inc. (the "COMPANY"), I am pleased to offer you the position of Controller reporting to the Chief Financial Officer. The terms of your relationship with the Company will be as indicated herein.

1. Position. You will become the Controller for the Company. As such, you will have responsibilities as determined by the Chief Financial Officer. The Company may change your position, duties and work location from time to time as it deems necessary.

2. Base Salary. You will be paid a monthly salary of $10,000 less payroll deductions and all required withholdings, which represents an annualized rate of $120,000. Your wage will be payable in accordance with the Company's standard payroll policies. The Company may modify your compensation from time to time as it deems necessary.

3. Stock Options. We will recommend to the Board of Directors that you be granted an incentive stock option to purchase 50,000 shares of common stock of the Company. The exercise price will be the fair market value of the common stock as determined by the Board of Directors on the date of grant. One fourth (1/4) of the shares subject to such option will vest on the first year anniversary of your hire date and one forty-eighth (1/48) of the shares subject to such option will vest each month thereafter as long as your employment continues with the Company. The Company's 1999 Equity Incentive Plan, the Grant Notice and the Stock Option Agreement shall govern the terms of this option grant in all respects.

4. Benefits. You will be eligible to receive healthcare and dental benefits, life and disability insurance, and a 401(k) plan effective on the first of the month following your date of hire. The Company may modify its benefits programs from time to time as it deems necessary.

5. Standard Employee Agreement. Like all employees, you will be required to abide by the Company's rules and regulations, and to sign the Company's standard Employee Proprietary Information and Inventions Agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will be required to abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

6. Federal Immigration Law. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

7. At-Will Employment. Your employment is at will, as defined under applicable law. This means you may voluntarily quit at any time, for any reason or for no reason, simply by notifying the Company. Likewise, the Company may terminate your employment at any time, for any reason or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

8. Entire Agreement. This Agreement, together with your Employee Proprietary Information and Inventions Agreement, constitutes the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether written or oral.

9.    Start Date. TBD

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      This Agreement is also subject to the successful completion of a background and credit check, which is in process.

      Terri, we are extremely pleased to extend this offer to you, and we look forward to the opportunity to work together. This offer is valid until July 28, 2003 and will terminate if not accepted by such date. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

      Very truly yours,

      BLUE NILE INC.

      /s/ Diane M. Irvine
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      Diane M. Irvine, Chief Financial Officer

      The foregoing terms and conditions are hereby accepted:

      /s/ Terri Maupin
      -------------------------------------------
      Terri Maupin

      Dated: July 24, 2003